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     F O R M 3          UNITED STATES SECURITIES AND EXCHANGE COMMISSION                            OMB Approval
--------------------                Washington, D.C. 20549
                                                                                                   --------------------------------
                                                                                                   --------------------------------
                                                                                                   OMB Number             3235-014
                                                                                                   Expires:      December 31, 2001
                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                       Estimated average burden
                                                                                                   hours per response........0.5
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
           Section 17(a) of the Public Utility Holding Company Act of
           1935 or Section 30(f) of the Investment Company Act of 1940

                                                                                                   --------------------------------
(Print or Type Responses)
___________________________________________________________________________________________________________________________________
1..Name and Address of Reporting Person*            | 2. Date of Event          4. Issuer Name and Ticker or Trading Symbol
                                                    |    Requiring Statement
                                                    |    (Month/Day/Year)           GREKA Energy Corporation GRKA


                                                              9/9/97
      Grewal            Randeep             S.
----------------------------------------------------                            ___________________________________________________
      (Last)            (First)          (Middle)
                                                                               5. Relationship of Reporting Person(s) to Issuer
                                                                                        (Check all applicable)
              10815 Briar Forest Drive
----------------------------------------------------                               X    Director                   10% Owner
                    (Street)                                                     -------                    -------
                                                                                        Officer (give              Other (specify
                                                     ---------------------------   X    title below)               below)
                                                     3.   I.R.S. Identification  -------                    -------
      Houston             TX               77042          Number of Reporting
----------------------------------------------------      Person, if an entity           Chief Executive Officer
       (City)            (State)           (Zip)          (Voluntary)                    ---------------------------------------

___________________________________________________________________________________________________________________________________

6.  If Amendment, Date of Original               7.  Individual or Joint/Group
    (Month/Day/Year)                                 (Check Applicable Line)

                                                            Form filed by One
                 10/20/97                              X    Reporting Person
                                                     ------
                                                            Form filed by More than
                                                            One Reporting Person
                                                     ------


___________________________________________________________________________________________________________________________________
             Table I - Non-Derivative Securities Beneficially Owned
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1. Title of Security                2.  Amount of Securities    3. Ownership                      4. Nature of Indirect Beneficial
   (Instr. 4)                           Beneficially Owned         Form:  Direct (D) or Indirect     Ownership (Instr. 5)
                                        (Instr. 4)                 (I) (Instr. 5)
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  Common Stock, no par value                  70,000*                      D
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                  SEC 1473 (3-99)

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F O R M  3   (continued)    Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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1.  Title of Derivative   2.  Date Exercisable and  3. Title and Amount of    4.  Conversion  5. Ownership        6. Nature of
    Security (Instr. 4)       Expiration Date          Securities Underlying      or Exercise    Form of             Indirect
                              (Month/Day/Year)         Derivative Security        Price of       Derivative          Beneficial
                                                       (Instr. 4)                 Derivative     Security:           Ownership
                                                                                  Security       Direct (D)          (Instr. 5)
                                                                                                 or Indirect
                                                                                                 (I) (Instr. 5)
                            --------------------------------------------------------------------------------------------------------
                               Date     Expiration                 Amount or
                           Exercisable     Date       Title    Number of Shares
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Employee Stock Option
(right to buy)                10/14/98    9/9/2007  Common Stock    150,000           $5.00           D
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Explanation of Responses:
*  Mr.  Grewal has the right to receive these shares as of September 9, 1997 but they were not issued until October 15, 1997.
                                                                                  /s/ Randeep S. Grewal            November 17, 1999
** Intentional misstatements or omissions of facts constitute Federal Criminal    -------------------------------  -----------------
   Violations.                                                                    **Signature of Reporting Person         Date
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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